Exhibit 99.2

CONSENT OF RP FINANCIAL, LC.

     We hereby consent to the use of our name and to the description of our opinion letter dated July 24, 2003 and as updated as of November 20, 2003 under the caption “Opinion of Essex’s Financial Advisor” in, and to the inclusion of such opinion letter as Appendix C to, the proxy statement/prospectus of Southern Financial Bancorp, Inc. and Essex Bancorp, Inc., which proxy statement/prospectus is part of the Registration Statement on Form S-4 of Southern Financial Bancorp, Inc. By giving such consent, we do not admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ RP Financial, LC.

RP FINANCIAL, LC.

Alexandria, Virginia
November 20, 2003